                                                                     EXHIBIT 2.1


                                                                [EXECUTION COPY]










                            ASSET PURCHASE AGREEMENT

                            DATED AS OF JUNE 22, 2001

                                     BETWEEN

                             PEARSON EDUCATION, INC.

                                       AND

                                 ADAM.COM, INC.







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Exhibit A     -   Form of Bill of Sale and General Assignment

Exhibit B     -   Form of Copyright Assignment

Exhibit C     -   Form of Amended and Restated Development Agreement


                                      ANNEX

Annex I       -   Permitted Products

Annex II      -   Co-Developed Products

Annex III     -   Terms and Conditions of Distribution of Inventory

Annex IV      -   Additional Terms and Conditions of Content License

Annex V       -   Images Products

                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT dated as of June 22, 2001 (this "AGREEMENT") between Pearson Education, Inc., a Delaware corporation (the "PURCHASER"), and adam.com, Inc., a Georgia corporation (f/k/a A.D.A.M. Software, Inc.) (the "SELLER").

                                    RECITALS

         WHEREAS, the Seller and Benjamin/Cummings, Purchaser's predecessor-in-interest, entered into the Development Agreement, which provided for, among other things, the joint development by Purchaser and Seller of certain "Co-Developed Products" (as that term is defined in the Development Agreement).

         WHEREAS, the Purchaser desires to purchase from the Seller and the Seller desires to sell to the Purchaser all of Seller's rights, title and interest in and to the Co-Developed Products and certain related assets, all upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                               CERTAIN DEFINITIONS

         1.1 CERTAIN DEFINITIONS.

         (a) The following terms, when used in this Agreement, shall have the respective meanings ascribed to them below:

         "ACTION" means any claim, action, suit, inquiry, hearing, investigation or other proceeding.

         "AFFILIATE" means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is controlled by or is under common Control with, such Person. For purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "Controlled by" and "under common Control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise.

         "AGREEMENT" has the meaning set forth in the preamble hereto.

         "AMENDED AND RESTATED DEVELOPMENT AGREEMENT" has the meaning set forth in Section 3.2(d).

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         "ANCILLARY AGREEMENTS" means the Bill of Sale, the Amended and Restated
Development Agreement and the Copyright Assignment.

         "ASSETS" has the meaning set forth in Section 2.1.

         "BENJAMIN/CUMMINGS" means Benjamin/Cummings, an imprint of Addison Wesley Longman, Inc.

         "BILL OF SALE" has the meaning set forth in Section 3.2(b).

         "BUSINESS DAY" means any day other than Saturday, Sunday or any day on which banks in San Francisco, California are required or authorized to be closed.

         "CLAIM NOTICE" means written notification pursuant to Section 7.2(a) of a Third-Party Claim as to which indemnity under Section 7.1 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third-Party Claim and for the Indemnified Party's claim against the Indemnifying Party under Section 7.1, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of the Indemnified Party's Losses in respect of such Third-Party Claim.

         "CLOSING" has the meaning set forth in Section 3.1.

         "CLOSING DATE" has the meaning set forth in Section 3.1.

         "CO-DEVELOPED PRODUCTS" has the meaning set forth in the recitals hereto.

         "COMPETITIVE PRODUCT" means any product that is entirely or predominantly physiology-based and that competes directly with the Co-Developed Products for sales or licenses in the Restricted Market.

         "CONTRACT" means any agreement, lease, debenture, note, bond, evidence of Indebtedness, mortgage, indenture, security agreement, option or other contract or commitment (whether written or oral).

         "COPYRIGHT ASSIGNMENT" has the meaning set forth in Section 3.2(c).

         "DEVELOPMENT AGREEMENT" means the Umbrella Product Development and Distribution Agreement, effective as of March 25, 1998, between
Benjamin/Cummings and the Seller, including any addenda thereto.

         "DISPUTE NOTICE" means a written notice provided by any party against which indemnification is sought under this Agreement to the effect that such party disputes its indemnification obligation under this Agreement.

         "DISPUTE PERIOD" means the period ending thirty calendar days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

         "DISTRIBUTION AGREEMENT" has the meaning set forth in Section 8.3(b).


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         "EXCLUDED SOFTWARE" means Seller's Director-based animation viewer,
HotWord tool and DLL's software.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the specified period and all prior comparable periods.

         "GOVERNMENTAL ENTITY" means any government or political subdivision thereof, whether foreign or domestic, federal, state, provincial, county, local, municipal or regional, or any other governmental entity, any agency, authority, department, division or instrumentality of any such government, political subdivision or other governmental entity, any court, arbitral tribunal or arbitrator, and any nongovernmental regulating body, to the extent that the rules, regulations or orders of such body have the force of Law.

         "IMAGES PRODUCTS" means those products set forth on ANNEX V attached hereto.

         "INDEBTEDNESS" means, as to any Person: (i) all obligations, whether or not contingent, of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (ii) all obligations of such Person evidenced by notes, bonds, debentures, capitalized leases or similar instruments, (iii) all obligations of such Person representing the balance of deferred purchase price of property or services (iv) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (v) all indebtedness created or arising under any conditional sale or other title retention Contract with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such Contract in the event of default are limited to repossession or sale of such property), (vi) all indebtedness secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person, and
(vii) all indebtedness referred to in clauses (i) through (vi) above of any other Person that is guaranteed, directly or indirectly, by such Person.

         "INDEMNIFIED PARTY" means any Person claiming indemnification under any provision of Article VII.

         "INDEMNIFYING PARTY" means any Person against whom a claim for indemnification is being asserted under any provision of Article VII.

         "INDEMNITY NOTICE" means written notification pursuant to Section 7.2(b) of a claim for indemnification under Article VII by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of the Indemnified Party's Losses in respect of such claim.

         "INTELLECTUAL PROPERTY" means: all (i) discoveries and inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all United States, international, and foreign patents, patent applications (either filed or in preparation for filing), patent disclosures and statutory invention registrations, including all reissuances, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions,
(ii) trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers (whether or not registered) including all common law rights, all registrations and applications for registration (either filed or in preparation for filing) thereof, all rights therein provided by international treaties or conventions, and all renewals of any of the foregoing,
(iii) all copyrightable works and copyrights (whether or not registered), all registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all data and documentation relating thereto, (iv) confidential and proprietary information, trade secrets, know-how (whether patentable or nonpatentable and whether or not reduced to practice), processes and techniques, research and development information, ideas, technical data, designs, drawings and specifications, (v) Software, (vi) coded values, formats, data and historical or current databases, whether or not copyrightable, (vii) domain names, Internet websites or identities used or held for use by the Seller, (viii) other proprietary rights relating to any of the foregoing (including without limitation any and all associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions), and (ix) copies and tangible embodiments of any of the foregoing.

         "KNOWLEDGE" means the actual or constructive knowledge after due inquiry of any current officer of the Seller.

         "LAWS" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

         "LIABILITY" means all Indebtedness, obligations and other Liabilities of a Person, whether absolute, accrued, contingent, fixed or otherwise, and whether due or to become due (including for Taxes).

         "LIEN" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, whether voluntary or involuntary (including any conditional sale Contract, title retention Contract or Contract committing to grant any of the foregoing).

         "LOSS" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including, without limitation, all interest, court costs, fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

         "MARKS" has the meaning set forth in Section 8.1(a).

         "MATERIAL ADVERSE EFFECT" means any material adverse effect on the condition, operations, business, prospects or results of sales of the Seller; PROVIDED, HOWEVER, that any adverse effect arising out of or resulting from the entering into of this Agreement or the consummation of the transactions contemplated hereby, shall be excluded in determining whether a Material Adverse Effect has occurred.

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         "ORDER" means any writ, judgment, decree, injunction or similar order of any Governmental Entity (in each case whether preliminary or final).

         "PAYNE" has the meaning set forth in Section 7.1(a).

         "PAYNE CONTRACT" means that certain Product Release, dated September 8, 1994, between Kathy Payne and the Seller.

         "PERMITTED PRODUCTS" means the existing products of the Seller set forth on ANNEX I attached hereto.

          "PERSON" means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, estate, joint venture, unincorporated organization, Governmental Entity or any other entity of any kind.

         "PHYSIOLOGY CONTENT" means all art and animations included in the Co-Developed Products.

         "PURCHASE PRICE" has the meaning set forth in Section 2.1.

         "PURCHASER" has the meaning set forth in the preamble hereto.

         "PURCHASER INDEMNIFIED PARTIES" has the meaning set forth in Section 7.1(a).

         "REPRESENTATIVES" means, with respect to any Person, the directors, officers, employees, counsel, accountants and other authorized representatives of such Person.

         "RESOLUTION PERIOD" means the period ending thirty days following receipt by an Indemnified Party of a Dispute Notice.

         "RESTRICTED MARKET" means institutions, as well as students and faculty, in the following education markets: grades 9 through 12, two and four year undergraduate schools and graduate schools of nursing.

         "SELLER" has the meaning set forth in the preamble hereto.

         "SELLER INDEMNIFIED PARTIES" has the meaning set forth in Section
7.1(b).

         "SOFTWARE" means all computer software, including source code, object code, machine-readable code, HTML or other markup language, program listings, comments, user interfaces, menus, buttons and icons, and all files, data, manuals, design notes and other items and documentation related thereto or associated therewith.

         "SOLVENT" means, with respect to the Seller, that (a) the Seller is able to pay its Liabilities, as they mature in the normal course of business, and (b) the fair value of the assets of the Seller is greater than the total amount of Liabilities of the Seller.


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

         "TAX RETURNS" means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a Tax Authority in any jurisdiction relating to Taxes.

         "TAXES" means all federal, state, local and foreign income, profits, franchise, license, social security, transfer, registration, estimated, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax.

          "THIRD-PARTY CLAIM" has the meaning set forth in Section 7.2(a).

          "TRANSFER TAXES" means all sales, use, value added, excise, registration, documentary, stamps, transfer, real property transfer, recording, gains, stock transfer and other similar Taxes and fees.

       (b) For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (ii) references herein to "Articles," "Sections," "subsections" and other subdivisions without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of this Agreement; (iii) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions within a Section or subsection; (iv) the words "herein," "hereof," "hereunder," "hereby" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and (v) the words "include," "includes" and "including" are deemed to be followed by the phrase "without limitation". All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

         2.1 PURCHASE AND SALE OF ASSETS. Upon the terms and conditions set forth in this Agreement, and in consideration of the payment by the Purchaser of $1,950,000.00 (the "PURCHASE PRICE"), the Seller hereby agrees to sell, convey, transfer, assign, grant and deliver to the Purchaser, and the Purchaser hereby agrees to purchase, acquire and accept from the Seller, at the Closing, all of the Seller's right, title and interest in and to all of the Assets, free and clear of all Liens. The term "ASSETS" means: (a) all Intellectual Property in and to the Co-Developed Products, which include those products set forth on ANNEX II attached hereto; (b) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Seller with respect to (a) above, whether arising by way of counterclaim or otherwise; (c) a list of end-users of the Co-Developed Products that have licensed such products during the past two years who received such products from Seller or Seller's resellers/

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

distributors, which list shall include the product received, the platform on which it is used and the term of the license, it being understood that the Seller shall not be required to list end-users from its resellers/distributors of which it is not aware after using its reasonable best efforts to ascertain such information; (d) the rights under the Payne Contract; and (e) records relating to the Co-Developed Products, but specifically excluding the Excluded Software.

         2.2 ASSUMPTION OF LIABILITIES. For greater certainty, the Purchaser assumes no Liabilities relating to the Assets or the Seller or the Seller's business (including Tax Liabilities), except for Liabilities under the Payne Contract.

         2.3 ALLOCATION. The sum of the Purchase Price shall be allocated as soon as possible after the Closing but in no event later than ninety days following the Closing among the Assets pursuant to the joint agreement of the Seller and the Purchaser. The parties hereto shall each report federal, state, local and other Tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation, and neither party hereto shall take any position in any Tax Return, or other filing, proceeding or audit or otherwise inconsistent with such allocation.

                                  ARTICLE III
                                   THE CLOSING

         3.1 CLOSING. The closing of the transactions contemplated hereby (the "CLOSING") shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York commencing at 10:00 a.m. E.S.T., on the first Business Day immediately following the satisfaction or waiver of all conditions to the obligations of the parties hereto set forth in Article VI, or such other date as the parties hereto may mutually determine in writing (the "CLOSING DATE").

         3.2 DELIVERY OF ITEMS BY THE SELLER. The Seller shall deliver to the Purchaser at the Closing (or, in the case of subsection (e) below, on or before June 27, 2001) the items listed below:

         (a) a certificate, duly executed by an authorized officer of the Seller, certifying the satisfaction of the conditions set forth in Sections 6.1(a) and (b);

         (b) a Bill of Sale and General Assignment for the Assets, duly executed by the Seller, in the form attached hereto as EXHIBIT A (the "BILL OF SALE");

         (c) a Copyright Assignment, duly executed by the Seller, in the form attached hereto as EXHIBIT B (the "COPYRIGHT ASSIGNMENT"); and

         (d) the Amended and Restated Umbrella Product Development Agreement, duly executed by the Seller in the form attached hereto as Exhibit D (the "AMENDED AND RESTATED DEVELOPMENT AGREEMENT");

         (e) physical possession of the Assets to the Purchaser at 1301 Sansome Street, San Francisco, California; and

         (f) such other documents and instruments as the Purchaser may reasonably request.

         3.3 DELIVERY OF ITEMS BY THE PURCHASER. The Purchaser shall deliver to the Seller at the Closing the items listed below:

         (a) a certificate duly executed by an authorized officer of the Purchaser, certifying the satisfaction of the conditions set forth in Sections 6.2(a) and (b);

         (b) the Amended and Restated Development Agreement, executed by the Purchaser;

         (c) a wire transfer of immediately available funds to the Seller constituting the payment of the Purchase Price; and

         (d) such other documents and instruments as the Seller may reasonably request.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE seller

         As an inducement to the Purchaser to enter into this Agreement, the Seller represents and warrants to the Purchaser as follows:

         4.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia, and has full corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. The Seller has heretofore furnished to the Purchaser complete and correct copies of its certificate of incorporation and bylaws, including all amendments thereto. Such certificate of incorporation and bylaws are in full force and effect and no other organizational documents are applicable to or binding on the Seller.

         4.2 AUTHORIZATION. The Seller has full power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Seller's board of directors and no other corporate action is required on the part of the Seller in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereof and thereof by the Purchaser, constitute the valid and legally binding obligations of the Seller enforceable in accordance with their respective terms.


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

         4.3 NONCONTRAVENTION.

         (a) Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws of the Seller, (ii) violate any Law or Order or other restriction of any Governmental Entity to which the Seller may be subject or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of any right or obligation under, create in any party the right to accelerate, terminate, modify, cancel, require any notice under or result in the creation of a Lien on any of the Assets under, any Contract to which the Seller is a party or by which it is bound and to which any of its Assets is subject.

         (b) The execution and delivery of this Agreement and the Ancillary Agreements by the Seller do not, and the performance of this Agreement and the Ancillary Agreements by the Seller and the consummation of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

         4.4 LITIGATION. There is no pending or, to the Knowledge of the Seller, threatened Action against or affecting the Assets. Neither the Seller nor the Assets are subject to any Order restraining, enjoining or otherwise prohibiting or making illegal any action by the Seller, this Agreement or any of the transactions contemplated hereby.

         4.5 CONTRACTS. Except as disclosed on SCHEDULE 4.5, there are no executory Contracts (whether license agreements, development agreements or otherwise), to which any of the Assets are bound or subject (other than this Agreement and the Development Agreement).

         4.6 INTELLECTUAL PROPERTY.

         (a) SCHEDULE 4.6 contains a list of all registered copyrights and applications therefor filed by Seller with respect to the Co-Developed Products and all licenses relating to the foregoing copyrights and applications therefor, and SCHEDULE 4.6 contains a list of all Software that is included in the Co-Developed Products, which Software is the only Software included in the Co-Developed Products. SCHEDULE 4.6 identifies the owner of each item listed thereon and, in the case of registrations and applications, the application or registration number and date. The Seller has not taken any action that could result in any of the registrations and applications for registration for the Co-Developed Products not being valid and in full force and effect. The Seller owns no patents or patent applications with respect to the Co-Developed Products or any trademarks, trade names or service marks or registrations therefor or applications therefor with respect to the Co-Developed Products, other than the marks "A.D.A.M." and the "Walking Man" design and logo and the jointly owned logo depicted on Exhibit A of the Development Agreement.

         (b) Except as disclosed on SCHEDULE 4.6, and except for any existing right of the Purchaser therein, the Seller is the sole and exclusive owner of, and has good and marketable title to, all of the Intellectual Property in and to the Co-Developed Products, including the Intellectual Property set forth on
SCHEDULE 4.6, free and clear of all Liens (subject to any rights in favor of third parties granted or created by the Purchaser). Except as disclosed on SCHEDULE 4.6, and except for any existing right of the Purchaser therein, the Seller has sole and exclusive right to develop, perform, use, create derivative works of, operate, reproduce, market, sell, license, display, distribute, publish and transmit the Co-Developed Products (subject to any rights in favor of third parties granted or created by the Purchaser). Upon the Closing, except as disclosed on SCHEDULE 4.6, the Purchaser will have sole and exclusive right, title and interest in and to the Intellectual Property in and to the Co-Developed Products, such that the Purchaser shall thereafter have sole and exclusive rights to perform, reproduce, create derivative works of, develop, use, operate, market, sell, license, display, publish, transmit and distribute the Co-Developed Products, free of all encumbrances (subject to any rights or encumbrances in favor of third parties granted or created by Purchaser). For greater certainty there are no licenses of discrete images extracted from the Co-Developed Products other than under the Guidant License referred to on
SCHEDULE 4.6. The Seller has taken reasonable measures to protect the proprietary nature of the Intellectual Property in and to the Co-Developed Products and to maintain in confidence the trade secrets and confidential information that it owns or uses. Except as disclosed on SCHEDULE 4.6, and except for any existing right of the Purchaser therein, no other Person has any rights to any of Intellectual Property in and to the Co-Developed Products and, to the knowledge of the Seller, no other Person is infringing, violating or misappropriating any of the Intellectual Property in and to the Co-Developed Products.

         (c) With respect to the Seller's Intellectual Property contributed to the Co-Developed Products, such Intellectual Property does not infringe upon, violate or constitute a misappropriation of any Intellectual Property or other right of any other Person . In addition, to Seller's Knowledge, none of the activities or business presently conducted by the Seller with respect to the Assets infringes or violates, or constitutes a misappropriation of, any Intellectual Property or other right of any other Person. Neither the Seller nor any Affiliate of the Seller has received any written complaint, claim or notice alleging any such infringement, violation or misappropriation.

         4.7 PROPRIETARY INFORMATION AND INVENTIONS AGREEMENTS. Each employee, officer and consultant of the Seller that has had any involvement or participation in the creation of any of the Assets has executed a proprietary nondisclosure, nonsolicitation and assignment of intellectual property agreement or similar agreement. The Seller is not aware that any of the Seller's employees, officers or consultants are in violation of the terms thereof.

         4.8 BROKERS' FEES. No agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by the Seller, any of its Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Seller or any such Affiliate.

         4.9 COMPLIANCE WITH LAWS. The Seller is not in violation of, has not violated and, to the Knowledge of the Seller, is not under investigation with respect to any possible violation of, and has not been threatened to be charged with any violation of, any Order or Law applicable to the Assets.

         4.10 TITLE TO ASSETS. Except as to Intellectual Property (which warranty is contained in Section 4.6): (i) the Seller has good and marketable title to all of the Assets free and clear of all Liens; (ii) this Agreement and the instruments of transfer to be executed and delivered pursuant hereto will effectively vest in the Purchaser good and marketable title to all of the Assets free and clear of all Liens; (iii) and no Person other than the Seller has any ownership interest in any of the Assets.

         4.11 SOLVENCY. The Seller is and, after consummation of the transactions contemplated by this Agreement, will be Solvent.

         4.12 DISCLOSURE. The representations and warranties on the part of the Seller contained in this Agreement, and the statements contained in any of the Schedules or in any certificates furnished to the Purchaser pursuant to any provisions of this Agreement, including pursuant to Article VI hereof, do not contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         As an inducement to the Seller to enter into this Agreement, the Purchaser represents and warrants to the Seller as follows:

         5.1 ORGANIZATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Purchaser is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the Purchaser.

         5.2 AUTHORIZATION. The Purchaser has full power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Purchaser's board of directors and no other corporate action is required on the part of the Purchaser in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof and thereof by the Seller, constitute the valid and legally binding obligations of the Purchaser enforceable in accordance with their respective terms.

         5.3 NONCONTRAVENTION.

         (a) Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws of the Purchaser or (ii) violate any Law or Order or other restriction of any Governmental Entity to which the Purchaser may be subject.

         (b) The execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser do not, and the performance of this Agreement and the Ancillary Agreements by the Purchaser and the consummation of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

         5.4 BROKERS' FEES. No agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by the Purchaser, any of its Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Purchaser or any such Affiliate.


                                   ARTICLE VI
                        CONDITIONS TO OBLIGATION TO CLOSE

         6.1 CONDITIONS TO CLOSING BY THE PURCHASER. The obligation of the Purchaser to effect the transactions contemplated hereby is subject to the satisfaction or waiver by the Purchaser of the following conditions:

         (a) The representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality, or in all respects, with respect to representations and warranties qualified by materiality, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

         (b) The Seller shall have performed in all material respects the covenants required to be performed by it under this Agreement at or prior to the Closing Date.

         (c) The board of directors of the Seller shall have approved this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

         (d) The Seller shall have executed and delivered each of the Ancillary Agreements.

         (e) There shall be no effective or pending Law or Order that would prohibit the Closing, and the Seller shall have obtained all necessary approvals of any Governmental Entities in connection with the transactions contemplated hereby and by the Ancillary Agreements.

         (f) The Seller shall have delivered each of the items described in
Section 3.2.

         (g) The Seller shall have delivered to the Purchaser a duly completed and executed certification pursuant to Section 1.445-2(b)(2) of the Treasury regulations certifying that the Seller is not a foreign person.

         6.2 CONDITIONS TO CLOSING BY THE SELLER. The obligation of the Seller to effect the Transactions is subject to the satisfaction or waiver by the Seller of the following conditions:

         (a) The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality, and in all respects, with respect to representations and warranties qualified by materiality, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

         (b) The Purchaser shall have performed in all material respects the covenants required to be performed by it under this Agreement at or prior to the Closing Date.

         (c) The Purchaser shall have executed and delivered each of the Ancillary Agreements.

         (d) There shall be no effective or pending Law or Order that would prohibit the Closing, and the Purchaser shall have obtained all necessary approvals of any Governmental Entities in connection with the transactions contemplated hereby and by the Ancillary Agreements.

         (e) The Purchaser shall have delivered each of the items described in
Section 3.3.


                                  ARTICLE VII
                                 INDEMNIFICATION

         7.1 INDEMNIFICATION OBLIGATIONS.

         (a) Seller shall indemnify (subject to the limitations set forth in Section 7.3) the Purchaser and its officers, directors, employees, agents and Affiliates (collectively, the "PURCHASER INDEMNIFIED PARTIES") in respect of, and hold each harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation or breach of representation or warranty on the part of the Seller contained in this Agreement, (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of the Seller contained in this Agreement, (iii) any Liabilities of the Seller and (iv) any claim by Kathy Payne (an individual residing at 3177 Peachtree Road, Ste. 212, Atlanta, GA 30305, (hereinafter "PAYNE")) that Purchaser's on-line distribution of the Performance (as such term is defined in the Payne Contract) violates any of the terms of the Payne Contract or otherwise violates any right of Payne.

         (b) Purchaser shall indemnify (subject to the limitations set forth in Section 7.3) the Seller and its officers, directors, employees, agents and Affiliates (collectively, the "SELLER INDEMNIFIED PARTIES") in respect of, and hold each harmless from and against, any and all Losses suffered, incurred or sustained by it or to which it becomes subject, resulting from, arising out of or relating to (i) any misrepresentation or breach of representation or warranty on the part of the Purchaser contained in this Agreement and (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of the Purchaser contained in this Agreement.

         (c) For purposes of indemnification under this Article VII only, all qualifications as to materiality and/or Material Adverse Effect contained in any representation or warranty shall be disregarded.

         7.2 METHOD OF ASSERTING CLAIMS. Claims for indemnification by an Indemnified Party under Section 7.1 will be asserted and resolved as follows:

         (a) THIRD-PARTY CLAIMS. In the event that any claim or demand in respect of which an Indemnified Party might seek indemnification under Section
7.1 in respect of, arising out of or involving a claim or demand made by any Person not a party to this Agreement against an Indemnified Party (a "THIRD-PARTY CLAIM"), the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party within thirty (30) days after receipt by such Indemnified Party of written notice of the Third Party Claim. If the Indemnified Party fails to provide the Claim Notice within such time period, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third-Party Claim to the extent that the Indemnifying Party's ability to defend is actually prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party accepts or disputes its liability to the Indemnified Party under Section 7.1 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third-Party Claim.

         (i) DEFENSE BY INDEMNIFYING PARTY. If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third-Party Claim pursuant to this Section 7.2, then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third-Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted or defended by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in its sole discretion in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full pursuant to Section 7.1). Subject to the immediately preceding sentence, the Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, that the Indemnified Party may, at the cost and expense of the Indemnifying Party, at any time prior to the Indemnifying Party's delivery of notice to assume the defense of such Third Party Claim, file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests. The Indemnifying Party shall not be liable to the Indemnified Party for legal expenses incurred by the Indemnified Party in connection with the defense of such Third Party Claim after the Indemnifying Party's delivery of notice to assume the defense. In addition, if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third-Party Claim that the Indemnifying Party elects to contest.

         (ii) DEFENSE BY INDEMNIFIED PARTY. If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to assume the defense of the Third-Party Claim, or if the Indemnifying Party gives such notice but any time thereafter fails to prosecute or defend vigorously and diligently or settle the Third-Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third-Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in good faith or will be settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third-Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this Section 7.2, if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third-Party Claim and if such dispute is resolved in all respects in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 7.2 or of the Indemnifying Party's participation therein at the Indemnified Party's request. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 7.2, and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

         (iii) ACCEPTANCE BY INDEMNIFYING PARTY. If the Indemnifying Party notifies the Indemnified Party that it accepts its indemnification liability to the Indemnified Party with respect to the Third-Party Claim under Section 7.1, the Loss identified in the Claim Notice, as finally determined, will be conclusively deemed a liability of the Indemnifying Party under Section 7.1 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party timely disputes its liability with respect to such Third-Party Claim or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third-Party Claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations with the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

         (b) NON-THIRD PARTY CLAIMS. In the event any Indemnified Party should have a claim under Section 7.1 against any Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure or delay by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure or delay. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice within the Dispute

Period, the Loss indemnified in the Indemnity Notice will be conclusively deemed a Liability of the Indemnified Party under Section 7.1 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

         7.3 FURTHER ITEMS RELATING TO INDEMNIFICATION. Notwithstanding any other provision of this Article VII to the contrary, the right of any Indemnified Party to indemnification under this Article VII shall be subject to the following terms:

         (a) No party hereto shall be required to indemnify or hold harmless any Person with respect to (i) any claim for indemnification pursuant to clauses (i) or (ii) of Section 7.1(a), unless and until the Purchaser Indemnified Parties' aggregate Losses in respect of all such claims exceed $150,000, or (ii) any claim for indemnification pursuant to Section 7.1(b), unless and until the Seller Indemnified Parties' aggregate Losses in respect of all such claims exceed $150,000.

         (b) The aggregate liability of the Seller pursuant to clauses (i) and
(ii) of Section 7.1(a) on the one hand, and the aggregate liability of the Purchaser pursuant to Section 7.1(b) on the other hand, for claims for indemnification under this Article VII shall not exceed $1,950,000; PROVIDED, HOWEVER, that the limitation set forth in this Section 7.3(b) shall not apply to any claim alleging fraud or willful breach.


         (c) Any indemnity payment made under this Agreement following the Closing shall be treated by the parties hereto as a purchase price adjustment, and the parties agree to report such payments consistent therewith.


         (d) Except for claims for indemnification based on fraud or willful breach and claims arising under Sections 8.1 through 8.5 or 8.8 hereof, the indemnification provisions of this Article VII are the sole and exclusive remedy of any Purchaser Indemnified Party or Seller Indemnified Party related to the matters covered by Section 7.1(a) or Section 7.1(b) above.


         (e) The amount of any Losses payable under Section 7.1(a) or Section 7.1(b) above shall be net of any amounts recovered by the indemnified party under applicable insurance policies.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

         8.1 TRADEMARK LICENSE.

         (a) The Seller hereby grants to the Purchaser, effective as of the Closing, the worldwide, royalty-free, non-exclusive, nonassignable, non-transferable (except as permitted in

Section 9.5) and limited license to use the trademarks "A.D.A.M.," "adam.com" and "a.d.a.m." (the "MARKS") on the Co-Developed Products and in connection with the advertising, marketing, promotion and distribution and sale of the Co-Developed Products (but specifically excluding any materially modified versions or derivatives thereof). The initial term of the foregoing license shall be thirty (30) years. Thereafter, the license will be automatically renewed for additional twenty (20) year terms.

         (b) The Purchaser shall have the right to request from Seller a license to use the Marks on all derivatives and materially modified versions of the Co-Developed Products developed after the Closing Date, which request Seller shall not unreasonably deny (it being understood that it shall not be unreasonable for Seller to deny such request if the parties cannot agree on a reasonable royalty). Notwithstanding the foregoing, in the event that Seller reasonably denies Purchaser's request to license the Marks on any individual derivative or materially modified version of a Co-Developed Product developed after the Closing Date, the Seller hereby acknowledges that the Purchaser shall not be limited or restricted in any manner with respect to the sale or distribution of any such derivative or materially modified version of a Co-Developed Product and any materials used in connection with such derivative or materially modified version of a Co-Developed Product, provided that the Marks are not used in any manner in connection with such derivative or materially modified version of a Co-Developed Product and such materials.

         (c) The Purchaser's use of the Marks shall at all times be in accordance with guidelines the Seller may reasonably establish and which have been provided to the Purchaser. The Purchaser acknowledges and agrees that this Agreement does not constitute any conveyance of any right, title and interest in or to the Marks, except for the limited right of use described herein. Purchaser shall submit to Seller for Seller's approval (which approval shall not be unreasonably withheld and shall be given or denied within five (5) days after such submission), any and all materials bearing the Marks, but only to the extent that the manner of usage thereon is different from Purchaser's historical usage prior to the Closing Date, at least fifteen (15) days prior to Purchaser's use of such materials. The Purchaser agrees not to knowingly commit any acts, directly or indirectly, which may contest, dispute, or otherwise impair the rights, title or interest of the Seller in and to the Marks. The parties agree that all uses of the Marks by the Purchaser shall inure to the benefit of the Seller. The Purchaser shall not knowingly use any language or display the Marks in such a manner as to create the impression that the Marks belong to or are owned by the Purchaser. Upon one hundred twenty (120) days written notice by the Seller, the Purchaser agrees to discontinue the use of the Marks to the extent that they are being used by the Purchaser in a manner that is inconsistent with the guidelines set forth above; PROVIDED, HOWEVER, that the Purchaser shall not be required to alter any stocks of products or materials bearing the Marks which exist at the time of a change in such guidelines in order to be consistent with that change, and the Purchaser may deplete such stocks of products and materials and such depletion shall not be deemed a violation of this Section 8.1.

         8.2 NON-COMPETE.

         (a) The Seller acknowledges that reasonable limits on its ability to engage in activities competitive with the Purchaser are warranted to protect the Purchaser's substantial investment in the Assets. Accordingly, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly, develop, co-develop, publish, co-publish, sell, license or distribute any Competitive Product of the Co-Developed Products during the period commencing on the Closing Date and ending five (5) years thereafter. Seller's ownership of stock of any corporation listed on a national securities exchange shall not be deemed a violation of this Section 8.2, provided that Seller and its Affiliates collectively do not own more than five (5%) of the voting stock of such corporation.

         (b) Should any portion of Section 8.2(a) be declared by a court of competent jurisdiction to be unreasonable, unenforceable or void for any reason or reasons, the involved court shall modify Section 8.2(a) so as to be reasonable or as is otherwise necessary to make that Section enforceable and valid.

         (c) Notwithstanding anything contained in Section 8.2 to the contrary, Seller's (and its Affiliates') development, distribution, publication, sale and/or license of Permitted Products shall not be deemed a violation of this
Section 8.2.

         8.3 DISTRIBUTION OF INVENTORY; DISTRIBUTION AGREEMENT.

         (a) From and after the Closing Date, the Seller will cease all distribution, whether directly or indirectly, of the Co-Developed Products; PROVIDED, that, for three (3) months after the Closing Date, the Seller shall have the right to sell its inventory of Co-Developed Products remaining on the Closing Date in the ordinary course of business consistent with past practice and in accordance with the terms and conditions set forth on ANNEX III.

         (b) After the Closing, the Purchaser (or one of its Affiliates) and the Seller will enter into good faith negotiations to reach an agreement (the "Distribution Agreement") for: (a) the Seller to act as the Purchaser's non-exclusive distributor of the Co-Developed Products for a term of one (1) year after the Closing Date, and (b) the Purchaser to act as the Seller's non-exclusive distributor of certain of the Seller's products for a term after the Closing Date to be mutually agreed upon. In the event that the parties are unable to reach agreement within three (3) months after the Closing Date, notwithstanding their exercise of good faith, the Purchaser and the Seller shall have no further obligation to negotiate with respect to the Distribution Agreement and, promptly thereafter, the Purchaser shall repurchase the Seller's inventory then remaining of the Co-Developed Products at the price paid by the Seller for those products. At the Closing, the Seller shall certify to the Purchaser the number of Co-Developed Products in its inventory and the Purchaser's repurchase obligation shall not extend to more than that number of products. The Purchaser may audit such inventory upon request to the Seller.

         8.4 CONTENT LICENSE AGREEMENT.

         (a) For a period of three years from and after the Closing Date, Purchaser hereby grants Seller a non-exclusive, worldwide, non-assignable, non-transferable license to use, reproduce, distribute, transmit, sublicense (but only to resellers and end users pursuant to agreements reasonably satisfactory to the Purchaser), market and publicly display the Physiology Content as currently used in Seller's A+ Bundle and Essential High School Suite products (the "LICENSED PRODUCTS") only in those Licensed Products and only in the manner currently used and in the current format (but specifically excluding any derivatives or materially modified versions thereof). The Seller shall mark each copy of the Licensed Products with a copyright notice evidencing the Purchaser's ownership of the copyright in the Physiology Content, such notice to be in form and substance satisfactory to the Purchaser. The Purchaser may terminate this license by written notice to the Seller, without prejudice to any other right the Purchaser may have against the Seller, if the Seller (i) fails to pay the royalties when due; (ii) fails to protect the Purchaser's copyright in the Physiology Content; or (iii) breaches any of the other terms of this Section 8.4 (including Annex IV), but, in the case of subsections (ii) and (iii) above, only if Seller has failed to cure such breach within thirty (30) days after receipt of written notice thereof. The foregoing license also is subject to the additional terms and conditions set forth on ANNEX IV.

         (b) Purchaser hereby grants Seller a perpetual, royalty-free, irrevocable, non-exclusive, worldwide (except as to subsection (i), not in the Target Market as defined in ANNEX III), non-assignable, non-transferable license to use, reproduce, distribute, transmit, sublicense (but only to resellers and end users pursuant to agreements reasonably satisfactory to the Purchaser), market and publicly display the Physiology Content (i) as currently used in the Images Products only in the Images Products (and with respect to Images Products listed on ANNEX V as on-line, modifications thereto, provided that the percentage of Physiology Content in such modifications does not exceed the percentage set forth on Annex V) and only in the manner currently used and in the current format; and (ii) to fulfill the Seller's obligations under that certain License Agreement dated March 30, 2001 by and between Seller and Guidant Corporation, but no renewal or amendment thereof. The Seller shall mark each copy of the Images Products containing any Physiology Content with a copyright notice evidencing the Purchaser's ownership of the copyright in the Physiology Content, such notice to be in form and substance satisfactory to the Purchaser. The Purchaser may terminate this license by written notice to the Seller, if the Seller (i) fails to protect the Purchaser's copyright in the Physiology Content; or (ii) breaches any of the terms of this Section 8.4(b), but, in each such case, only if the Seller has failed to cure such breach within thirty (30) days after receipt of written notice thereof.

         8.5 LICENSE OF EXCLUDED SOFTWARE. The Seller hereby grants to the Purchaser a non-exclusive, worldwide, perpetual, irrevocable, royalty-free license to use, reproduce, distribute, transmit, sublicense, market, publicly display, modify and create derivative works of the Excluded Software in connection with the Purchaser's products (including the Co-Developed Products and modifications and derivatives thereof). Such license shall be transferable and assignable by the Purchaser. Within three (3) Business Days after the Closing Date, the Seller shall deliver to the Purchaser the Excluded Software in both source and object code with all related documentation and programmer notes.

         8.6 TRANSFER TAXES. Notwithstanding anything herein to the contrary, Seller shall be liable for and shall pay any Transfer Taxes or other similar tax imposed in connection with the transfer of the Assets pursuant to this Agreement. The party responsible under applicable Law for remitting any such tax shall pay and remit such tax on a timely basis and, if such party is the Purchaser, the Purchaser shall notify the Seller of the amount of such tax, and the Seller promptly pay to the Purchaser the amount of such tax.

         8.7 FURTHER ACTION. From and after the Closing each of the parties hereto shall execute and deliver such documents and take such further actions as may reasonably be required to carry out the provisions of this Agreement and the Ancillary Agreements and to give effect to the transactions contemplated hereby and thereby, including to give the Purchaser effective ownership and control of the Assets.

         8.8 CONFIDENTIALITY. From and after the Closing Date, the Seller shall keep confidential, and shall inform its Affiliates and their respective Representatives of the confidential nature of, any information relating to the Assets, except for any such information that (a) is available to the public on the Closing Date, (b) thereafter becomes available to the public other than as a result of a disclosure by the Seller or any of its Representatives, or (c) is or becomes available to the Seller or any of its Representatives on a non-confidential basis from a source that to the Seller's or such Representative's knowledge is not prohibited from disclosing such information to the Seller or such Representative by a legal, contractual or fiduciary obligation to any other Person. Should the Seller or any such Representative be required to disclose any such information in response to an Order or as otherwise required by Law or administrative process, it shall inform the Purchaser in writing of such request or obligation as soon as possible after the Seller is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained by the Purchaser. If the Seller or such Representative is obligated to make such disclosure, it shall only make such disclosure to the extent to which it is so obligated, but not further or otherwise.

         8.9 RETURNS. Each party shall be responsible for taking and handling returns of the Co-Developed Products sold or licensed by it prior to the date of this Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 SURVIVAL. Notwithstanding any right of the Purchaser (whether or not exercised) to investigate the affairs of the Seller or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement or the waiver of any condition to Closing, each of the parties hereto has the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement and any certificate or other document provided hereunder or thereunder will survive the Closing until the date that is twelve (12) months following the Closing Date, except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with this sentence will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under Article VII on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in
Article VII, but only with respect to matters described in such Claim Notice or Indemnity Notice.

         9.2 PRESS RELEASES AND PUBLIC ANNOUNCEMENT. No party hereto shall issue any press release or make any public announcement relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior written approval of the other party hereto; PROVIDED, HOWEVER, that this Section 9.2 shall not apply to any disclosure required by any applicable Law or stock exchange regulation or rule.

         9.3 NO THIRD-PARTY BENEFICIARIES. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person, except for any Person entitled to indemnity under Article VII.

         9.4 ENTIRE AGREEMENT. This Agreement (including the Exhibits and the Schedules hereto) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to such subject matter.

         9.5 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto, except that the Purchaser may assign this Agreement or any of its rights, interests or obligations hereunder to any Affiliate of the Purchaser.

         9.6 DRAFTING. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         9.7 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed (by registered or certified mail, postage prepaid, return receipt requested) or delivered by reputable overnight courier, fee prepaid, to the parties hereto at the following addresses or facsimile numbers:

                  If to the Seller, to:

                  adam.com, Inc.
                  1600 River Edge Parkway, Suite 800
                  Atlanta, Georgia 30328
                  Telephone No. (770) 541-5070
                  Facsimile No.: (770) 989-4970
                  Attention:   Robert Cramer

                  with a copy to:

                  Smith, Gambrell & Russell LLP
                  1230 Peachtree Street, N.E.
                  Suite 3100, Promenade II
                  Atlanta, George 30305
                  Facsimile:   (404) 815-3509
                  Attention:   Michael E. Rubinger

                  If to the Purchaser, to:

                  Pearson Education, Inc.
                  One Lake Street
                  Upper Saddle River, NJ 07458
                  Facsimile:
                  Attention:   John Isley and Robert Dancy

                  with a copy to:

                  Morgan, Lewis & Bockius LLP
                  101 Park Avenue
                  New York, New York  10178-0060
                  Facsimile:   212-309-6273
                  Attention:   Anne E. Gold

Any party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth herein.

         9.8 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York.

         9.9 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS,

SUITS OR PROCEEDINGS AGAINST THE OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

         9.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO.

         9.11 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless such amendment is in writing and signed by each of the parties hereto. No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless such waiver is in writing and signed by the party against whom such waiver is sought to be enforced.

         9.12 SEVERABILITY. Except as set forth in Section 8.2(b), if any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

         9.13 EXPENSES. Except as otherwise expressly set forth herein or therein, each of the parties hereto will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, whether or not the transactions contemplated hereby or thereby are consummated.

         9.14 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits, Annexes and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Unless otherwise specified, no information contained in any particular numbered Schedule shall be deemed to be contained in any other numbered Schedule unless explicitly included therein (by cross reference or otherwise).

         9.15 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy available to them at law or equity.

         9.16 HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.17 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         9.18 BULK SALES LAWS. The parties hereto hereby waive compliance with the bulk sales Laws of any jurisdiction in which any of the Assets are located or in which any operations relating to the Seller's business are conducted.



                            [Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                 PEARSON EDUCATION, INC.


                                 By:______________________________________
                                 Name:
                                 Title:



                                 adam.com, Inc.

                                 By:______________________________________
                                 Name:
                                 Title:

                                     Annex I

                               Permitted Products



                    3D Library Volume 2(1)
                    ADAM Media(1)
                    Anatomy Practice Institutional Version(1)
                    Anatomy Practice Student Version(1)
                    A.D.A.M. Interactive Anatomy(1)
                    Iliad(1)
                    Media Pro(1)
                    Practice Practical(1)
                    ATIS Complete(1)
                    Nine Month Miracle(1)
                    A.D.A.M. The Inside Story(1)
                    ATIS Online(2)
                    Life's Greatest Mysteries(1)
                    A.D.A.M. Online Anatomy(2)
                    Physician's Home Assistant(1)
                    Pediatrician's Home Assistant(1)
                    The Spine(1)
                    Genetics(1)
                    Health Encylopedia (Illustrated and Non-Illustrated)(2) Text-Only Encyclopedia(2)
                    Pregnancy Health Center(2)
                    Child Safety Health Center(2)
                    Surgeries and Procedures(2)
                    Outdoor Health Center(2)
                    Body Atlas(2)
                    LIDO collection of images(2)
                    A.D.A.M. Body System Navigator(2)


-----------
(1)  CD ROM

(2)  On-line

Annex II
                              Co-Developed Products


    ISBN                              TITLE                               AUTHOR
--------------------------------------------------------------------------------------
0805390863         Interactive Phys Cardio Module                        Marieb

0805391096         Interactive Phys Muscular Module                      Branstrom



0805347992         Interactive Phys Respir Module                        Salmi

0805391592         Interactive Phys Nervous Sys                          Mitchell

0805360743         I/A Physio Nerv Sys 2 CD                              ADAM

0805321411         Interactive Phys Urinary Sys                          Branstrom
0201951495         Cardiovascular CD ROM                                 Marieb

0805398961         Interactv Physio Fluids&                              Adam

0805309993         Fluids & Electrolytes I/A                             Adam

0805396918         I/A Phys Fluid Electrolyte                            Adam

0805360727         IP Nervous Sys 2 I/A Phy                              Adam

080539690X         I/A Phsio Nervous 2 Inst                              Adam

0805349839         IP Web Version 1.0                                    Adam

0805361065         I/P V2.0  7-System Suite CD                           Adam



0805359753         I/PWeb Single 6-month Subscription with HAP 5e        Adam
0805359710         I/PWeb Single 12-month Subscription with HAP 5e       Adam
0805359729         I/PWeb Single 18-month Subscription with HAP 5e       Adam
0805359761         I/PWeb Single 6-month Subscription                    Adam
0805359737         I/PWeb Single 12-month Subscription                   Adam
0805359745         I/PWeb Single 18-month Subscription                   Adam

0805360808         I/P V2.0 Cardiovascular System CD Student Version     Adam
0805360842         I/P V2.0 Muscular System CD Student Version           Adam
0805360840         I/P V2.0 Respiratory System CD Student Version        Adam




0805360867         I/P V2.0 Urinary System CD Student Version            Adam
0805360883         I/P V2.0 Nervous System I CD Student Version          Adam
0805360905         I/P V2.0 Nervous System II CD Student Version         Adam
0805360921         I/P V2.0 Fluids &Electrolytes System CD Stu           Adam
0805321071         Interactv Phy Respiratry                              Salmi
0805391339         Interactive Phy Muscular CD                           Branstrom
0805391460         CD Adam I/A CDROM Physio                              Salmi
0805391592         Nervous System CD I/A Phy                             Mitchell
0805396365         Interactive Phy Respirat                              Salmi
0805396373         Interactv Phy Nerv 1Stud                              Mitchell
0805396381         Interactive Phy Urin Sys                              Branstrom
080539639X         Interactive Phy Muscular                              Branstrom
0805396454         Interactive Phy Cardiovas                             Marieb
0805396632         I/A Phys Cardiovasclr Sys                             Marieb
0805396640         I/A Phys Respiratory Syst                             Mitchell
0805396659         I/A Phys Nervous System 1                             Mitchell
0805396667         I/A Phys Muscle Instr                                 Branstrom
0805396675         I/A Phy Urin Inst Mod                                 Branstrom


For greater certainty, the Co-Developed Products include the Software (excluding the Excluded Software) and all other works included in the Co-Developed Products.

                                    Annex III

                Terms and Conditions of Distribution of Inventory

DEFINITIONS:

"TARGET MARKET" means that portion of the worldwide market consisting of higher education markets, including two and four year undergraduate schools, and graduate schools of nursing. The Target Market includes institutions in that market, together with students and faculty in those institutions. The Target Market does not include: (i) secondary schools (grades 7-12), (ii) graduate schools other than nursing schools, or (iii) schools within the Allied Health Market.

"ALLIED HEALTH MARKET" means those academic disciplines encompassed by and associated with, but not limited to, medical and/or dental technology careers and therapeutic careers; examples would include medical records technology, dental hygiene, dental assistants, occupational therapy and radiology technology.

"ADOPTION CHANNELS" refers to sales, in class or course size quantities to college book stores or college/school districts, into the education class or education course market, including in particular sales through college or school professors, instructors or other school/college decision makers.

"NET RECEIPTS" means gross receipts from the distribution, licensing and/or sale of the inventory of Co-Developed Products (exclusive of any applicable discounts and allowances and returns, and prepaid transportation, insurance and taxes charged to and reimbursed by customers).

"BUNDLED PRODUCTS" means inventory of Co-Developed Products that are bundled or sold in a package with or otherwise in combination with student textbooks or other student-oriented publications. The term Bundled Products includes "Bundled Co-Developed Products"



LIMITATION ON DISTRIBUTION RIGHTS:

Seller may not distribute its inventory of Co-Developed Products, directly or through a third party, within Adoption Channels in the Target Market, and it may not bundle, directly or through a third party, any of its inventory of Co-Developed Products with any other product for distribution within the Target Market.

Subject to the limitation on the use of Designated Companies described below, where the Seller is permitted to distribute in the Target Market, that distribution may be done directly by the Seller or through the use of third party distributors. Further, the Seller may use third party distributors to exercise its distribution rights to distribute its inventory of the Co-Developed Products to the secondary school science market (grades 7-12) or to any graduate or professional schools other than nursing schools. The Seller shall not use any of the following "Designated Companies" to distribute in the Allied Health Market, its inventory of the Co-Developed Products: McGraw Hill; Mosby; Prentice Hall; Harcourt-Brace/Saunders; Jones and Bartlett;

WH Freeman; ITP/Delmar; John Wiley & Sons; or any subsidiaries of any of these Designated Companies.


ROYALTIES:

With respect to each sale, license or other distribution of any Co-Developed Products from such inventory, the Seller will pay the Purchaser a royalty equal to fifty percent (50%) of the Seller's Net Receipts from said sales, licensing and/or other distribution.

PAYMENT OF ROYALTIES:

Within twenty-five (25) days after the end of each calendar quarter, the Seller will pay to the Purchaser any royalty due above on the Seller's Net Receipts for the preceding quarter. Each royalty payment will be accompanied by a written report showing the calculation of the payment and the sales or other receipts on which that calculation is based.

END-USER LICENSES:

All end-user license agreements used in connection with the sale, license or distribution of such inventory shall be in the form of an end-user license agreement to be mutually agreed upon by Seller and Purchaser.

AUDIT:

Upon the Purchaser's written request, but not more than once, the Purchaser may, at its own cost and expense, during regular business hours, examine or cause to be examined through certified public accountant's the books of account of the Seller insofar as they relate to the sale, license or distribution of such inventory. If, as a result of such an audit, it is determined that there has been an underpayment of amounts due to the Purchaser hereunder, the Seller shall pay to the Purchaser an amount equal to the resulting underpayment, plus interest thereon at the prime interest rate as published by THE WALL STREET JOURNAL, from the date the payment was required to be made.

                                    Annex IV

               Additional Terms and Conditions of Content License

DEFINITIONS:

"NET RECEIPTS" means gross receipts from the distribution, licensing and/or sale of the Licensed Products (exclusive of any applicable discounts and allowances and returns, and prepaid transportation, insurance and taxes charged to and reimbursed by customers).

ROYALTIES:

The Seller shall pay a royalty with respect to the sale, license or distribution of each Licensed Product, in an amount determined as follows:

The royalty to be paid shall be thirty percent (30%) of that portion of the Net Receipts from the sale, license or distribution of such Licensed Product as is proportionate to the amount of Physiology Content used in the Licensed Product as compared to the total amount of all content in the Licensed Product.

ROYALTY PAYMENTS:

Within twenty-five (25) days after the end of each calendar quarter, the Seller will pay to the Purchaser any royalty due above on Seller's Net Receipts for the preceding quarter. Each royalty payment will be accompanied by a written report showing the calculation of the payment and the sales or other receipts on which that calculation is based.

AUDIT:

Upon the Purchaser's written request, but not more than once each calendar year, the Purchaser may, at its own cost and expense, during regular business hours, examine or cause to be examined through certified public accountant's the books of account of the Seller insofar as they relate to the sale, licensing or distribution of the Licensed Products, for the two years immediately preceding the year in which the audit is conducted. If, as a result of such an audit, it is determined that there has been an underpayment of amounts due to the Purchaser hereunder, the Seller shall pay to the Purchaser an amount equal to the resulting underpayment, plus interest thereon at the prime interest rate as published by THE WALL STREET JOURNAL, from the date the payment was required to be made.

                                     Annex V

                                 Images Products

-------------------------------- ------------------ ------------------------ ------------------- ------------
                                                      PHYSIOLOGY CONTENT
            PRODUCT                TOTAL IMAGES         DERIVED IMAGES           PERCENTAGE        FORMAT
-------------------------------- ------------------ ------------------------ ------------------- ------------
Health Illustrated Encyclopedia               4068                       25         0.006145526  Online
-------------------------------- ------------------ ------------------------ ------------------- ------------
Surgeries and Procedures                       691                        5          0.00723589  Online
-------------------------------- ------------------ ------------------------ ------------------- ------------

-------------------------------- ------------------ ------------------------ ------------------- ------------
            PRODUCT               TOTAL MEGABYTES   ESTIMATED MEGABYTES OF       PERCENTAGE        FORMAT
                                                      PHYSIOLOGY CONTENT
-------------------------------- ------------------ ------------------------ ------------------- ------------
ADAM The Inside Story Online                    36                      1.2         0.033333333  Online
-------------------------------- ------------------ ------------------------ ------------------- ------------

-------------------------------- ------------------ ------------------------ ------------------- ------------
            PRODUCT               TOTAL MEGABYTES   ESTIMATED MEGABYTES OF       PERCENTAGE        FORMAT
                                                      PHYSIOLOGY CONTENT
-------------------------------- ------------------ ------------------------ ------------------- ------------
A.D.A.M. The Insides Story                     578                        8          0.01384083  cd-ROM
CD-ROM
-------------------------------- ------------------ ------------------------ ------------------- ------------
Nine Month Miracle CD-ROM                      642                        1         0.000778816  cd-ROM
-------------------------------- ------------------ ------------------------ ------------------- ------------
Life's Greatest Mysteries                      644                        5         0.007763975  cd-ROM
CD-ROM
-------------------------------- ------------------ ------------------------ ------------------- ------------
A.D.A.M. Media                                 217                        1         0.004608295  cd-ROM
-------------------------------- ------------------ ------------------------ ------------------- ------------

                                  SCHEDULE 4.5


                                    CONTRACTS


1. Seller has ongoing customer licenses related to various Seller products of which the Physiology Content represents less than 25% of the content of such Seller products, measured in data storage bytes. These customer licenses include a Content License Agreement dated March 30, 2001 between Seller and Guidant Corporation. All of such customer licenses are in the forms attached hereto, except for the Guidant license.

2. See the disclosure on Schedule 4.6 related to the software license with Altura.

3.  The Payne Contract.

                                  SCHEDULE 4.6


               COPYRIGHT REGISTRATIONS AND APPLICATIONS; SOFTWARE



1. Seller has not registered any copyrights or filed any applications for copyright registration related to the Co-Developed Products.

2. The Excluded Software and Included Software are the only Software included in the Co-Developed Assets. The term "Included Software" means Adam's Animation Page Interactivity, Hotdata, Help-Macintosh, Installer-Macintosh and Installer-Windows.

3. Seller is not the owner of the Intellectual Property in any of the software development applications underlying the Included Software and Excluded Software. A license of Altura Quickview is required to use Help-Macintosh. No licenses are required to use the other Included Software.

4.   See SCHEDULE 4.5(1) regarding Guidant Corporation.